ADVISORY AGREEMENT

        THIS ADVISORY AGREEMENT (“Agreement”), made as of March 31, 1989, is by and between NTS MORTGAGE INCOME FUND, a Delaware corporation (the “Fund”), and NTS ADVISORY CORPORATION, a Delaware corporation (the “Advisor”). All capitalized terms used herein shall have the meaning ascribed to them in the Fund’s Registration Statement No 33-25217 dated October 28, 1988 (the “Registration Statement”), filed with the Securities and Exchange Commission, unless the context otherwise requires.

WITNESSETH:

        WHEREAS, the Fund has filed the Registration Statement, covering its Shares of common stock, par value $.001 per share, to be offered to the public, and the Fund may thereafter sell additional securities or otherwise raise additional capital; and

        WHEREAS, the Fund intends to qualify as a “real estate investment trust,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and to invest its funds in investments permitted by the terms of the Registration Statement and Sections 856-860 of the Code; and

        WHEREAS, the Fund desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Board of Directors (“Directors”) of the Fund, all as provided herein; and

        WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the officers of the Fund (“Officers”) and the Directors, on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, the parties agree as follows:

1.	Appointment. The Fund hereby appoints the Advisor to serve as its investment and management advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

2.	Duties of Advisor. The Advisor undertakes to use its best efforts to present to the Fund real property and mortgage loan investment opportunities and a continuing and suitable investment program consistent with the investment policies and objectives of the Fund as determined and adopted from time to time by the Directors. In performance of this undertaking, subject to the supervision of the Directors and upon their direction, and consistent with the provisions of the Registration Statement, the Advisor shall pursuant to delegated authority:

(a)	obtain or provide such services as may be required to administer the daily operations of the Fund;

(b)	serve as the Fund’s investment and financial advisor and provide reports in connection with the Fund’s portfolio policies and in connection with each of the Fund’s investments, including, but not limited to, the making of Mortgage Loans and Real Estate Investments as described in the Registration Statement;

(c)	on behalf of the Fund, investigate, select, retain and conduct relations with such persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to, consultants, investors, builders, developers, borrowers, lenders, mortgagors, brokers, accountants, attorneys, appraisers and others, including its Affiliates;

(d)	consult with the Officers and Directors and assist the Directors in the formulation and implementation of the Fund’s investment and other policies, and furnish the Officers and Directors with advice and recommendations with respect to the making of investments consistent with the investment policies and objectives of the Fund;

(e)	structure and negotiate the terms of the Mortgage Loans and Real Estate Investments and obtain all of the requisite elements for approval of investment opportunities consistent with the investment policies and objectives of the Fund;

(f)	obtain for or provide to the Fund such services as may be required in acquiring, managing and disposing of investments, including, but not limited to, the negotiation, making and servicing of Mortgage Loans made by the Fund, the negotiation and acquisition of Real Property Investments by the Fund, disbursing and collecting the funds of the Fund, paying the debts and fulfilling the obligations of the Fund and handling, prosecuting and settling any claims of the Fund, including foreclosing and otherwise enforcing mortgages and other liens securing investments, and such other services as the Fund may require;

(g)	advise in connection with negotiations by the Fund with investment banking firms, securities brokers or dealers and other institutions or investors for public or private sales of securities of the Fund, or in obtaining investments for the Fund, but in no event in such a way that the Advisor could be deemed to be acting as a dealer or underwriter as those terms are defined in the Securities Act of 1933, as amended;

(h)	from time to time, or at any time requested by the Officers and Directors, make reports to the Officers and Directors of its performance of the foregoing services;

(i)	obtain current and as-built MAI appraisals for each Real Property Investment and for each real property which is the security for Mortgage Loans made by the Fund;

(j)	do all things necessary to assure its ability to render the services contemplated herein, including the providing of office space and office furnishings and personnel necessary for the performance of the foregoing services as Advisor, at its own expense;

(k)	within fifteen (15) days after the end of each fiscal quarter of the Fund, submit to the Directors a statement containing a valuation of the Fund's assets in a form which is sufficient to permit the Directors to determine whether the Fund satisfied the requirements of Section 856(c)(5) of the Code as of the close of such fiscal quarter (the Advisor, in consultation with the Directors, shall establish appropriate procedures to value the assets of the Fund and will determine the value of such assets for the purpose of this subparagraph based upon such procedures); and

(l)	within fifteen (15) days after the end of each fiscal quarter of the Fund, submit to the Directors a statement of the Fund’s sources of income during such fiscal quarter and make recommendations concerning changes, if any, in the Fund’s investments to permit the Fund to satisfy the requirements of Sections 856(c)(2), 856(c)(3) and 856(c)(4) of the Code (such statement of income may be based upon information supplied by independent contractors of the Fund to the extent applicable).

3.	No Partnership or Joint Venture. The Fund and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them or their Affiliates.

4.	REIT Qualification. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall use its best efforts to refrain from taking any action (including, without limitation, the furnishing or rendering of services to tenants of property or managing or operating property) which, in its judgment made in good faith and with the exercise of reasonable care, would: (a) adversely affect the status of the Fund as a “real estate investment trust” under the Code and all rules and regulations promulgated thereunder; (b) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Fund or over its securities of which the Advisor should reasonably be aware; or (c) otherwise not be permitted by the Fund’s Registration Statement or Organizational Documents, except if such action shall be ordered by the Directors, in which event the Advisor shall promptly notify the Directors of the Advisor’s judgment that such action would adversely affect the status of the Fund as a “real estate investment trust” under the Code and shall refrain from taking such action unless the Advisor receives specific instructions from the Directors expressly ordering that the action be taken, notwithstanding such notification by it to the Directors. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Directors so given.

5.	Investment Company Status. Notwithstanding anything else in this Agreement to the contrary, the Advisor shall use its best efforts to refrain from any action which, in its judgment, made in good faith and in the exercise of reasonable care, would cause the Fund to be required to register as an investment company under the Investment Company Act of 1940, as amended, except if such action shall be ordered by the Directors, in which event the Advisor shall promptly notify the Directors of the Advisor’s judgment that such action might require such registration and shall refrain from taking such action unless the Advisor receives specific instructions from the Directors expressly ordering that the actions be taken, notwithstanding such notification by it to the Directors. In such event, the Advisor shall have no liability for acting in accordance with instructions of the Directors so given.

6.	Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name or in the name of the Fund and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Fund, under such terms and conditions as the Directors may approve, provided that no funds in any such account shall be commingled with funds of the Advisor; and the Advisor shall from time to time render appropriate accounting of such collections and payments to the Directors and to the auditors of the Fund.

7.	Information Furnished to Advisor. The Directors shall at all times keep the Advisor fully informed with regard to the investment policies of the Fund, the capitalization policy of the Fund and generally the then-current intentions of the Directors as to the future activities and investments of the Fund. The Fund shall furnish the Advisor with a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants and such other information with regard to the Fund’s affairs as the Advisor may from time to time reasonably request.

8.	Consultation and Advice. In addition to the services described above, the Advisor shall consult with the Officers and Directors and shall, at the request of the Officers and Directors, furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund. In general, the Advisor shall inform the Officers and Directors of any information which comes to its attention which would or could influence the policies and/or objectives of the Fund, except to the extent that giving such information would involve a breach of fiduciary duty.

9.	Compensation. The Fund shall pay to the Advisor compensation for its services hereunder, the following:

(a)	Management Expense Allowance. Relating to goods and materials acquired and services performed for the Fund in an amount equal to 1% of the Net Assets of the Fund, per annum, payable quarterly, which 1% figure will be adjusted annually by a percentage equal to the increase in the Consumer Price Index for all urban consumers (“CPI-AUC”) — Louisville, or a comparable Consumers Price Index if it is not available, if any, subject to the Fund’s Operating Expense limitation.

(b)	Real Estate Management Fee. For property management services on Real Estate Investments acquired by the Fund equal to fees which are competitive for similar services in the same not to exceed 5% and 6% of the annual gross revenues from residential Real Property and commercial Real Property, respectively, and properties acquired through foreclosure, plus certain reimbursed expenses, paid monthly. If NTS or an Affiliate does not perform substantially all of the leasing, releasing and leasing related services with respect to a property, the fee payable for that property will be limited to 3% of the gross revenues of the property. A competitive fee may be paid for the one-time initial rent-up or lease-up of a newly constructed property {provided such fee is not already included in the purchase price of the property). In the event industrial or commercial properties are leased on a long-term (i.e., ten or more years) triple net basis, the management fee will be 1% of the gross revenues from such property, except for a one-time initial leasing fee equal to 3% of the total base rents payable for the entire lease term (excluding renewals), which amount shall be paid in five equal annual installments.

(c)	Subordinated Advisory Fee. For services in connection with the liquidation of the Fund’s investments, equal to 5% of the Capital Proceeds remaining after Stockholders have received (i) Capital Proceeds in an amount equal to 100% of their Original Capital Contributions and (ii) total distributions from all sources in an amount equal to a 15% per annum cumulative, non-compounded return on their Adjusted Contributions, to the extent not already received, beginning on the Offering Termination Date.

10.	Operating Expenses. The annual Operating Expenses of the Fund including compensation and reimbursement to the Advisor and its Affiliates relating to the operation of the Fund may not exceed in any fiscal year the greater of (a) 2% of the Fund’s Average Invested Assets during such fiscal year or (b) 25% of the Fund’s Net Income during such fiscal year. The Advisor shall reimburse the Fund, within 60 days after the end of the fiscal year, the amount by which the aggregate annual Operating Expenses paid or incurred by the Fund exceed the foregoing limitations.

The Advisor will reimburse the Fund the amount, if any, by which the compensation paid by the Fund to the Advisor pursuant to this Agreement exceeds the amount permitted to be paid by the Fund to the Advisor pursuant to the guidelines, as applicable from time to time, of the North American Securities Administrators Association, Inc.

11.	Other Activities of the Advisor. Nothing contained herein shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other investors (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee or shareholder of the Advisor or its Affiliates to engage in any other busi-

ness or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Notwithstanding the foregoing, however, the Advisor shall devote sufficient resources to the administration of the Fund to discharge its obligations hereunder. The Advisor may, with respect to any investment in which the Fund is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Fund and its obligations to or its interest in any other person, promptly upon obtaining knowledge of such condition or circumstance.

12.	Term; Termination of Agreement. This Agreement shall continue in force for one year from the date hereof, and thereafter shall be automatically renewed for successive terms unless terminated by a majority of the Independent Directors upon sixty days notice. The Directors may determine not to renew this Agreement by so notifying the Advisor anytime prior to the commencement of the new term. Any such decision will be effective at the end of the existing term.

13.	Action Upon Termination. The Advisor shall not be entitled to compensation after the date of termination of this Agreement as discussed in paragraph 12 above. The Advisor shall, forthwith upon such termination:

(a)	pay over to the Fund all moneys collected and held for the account of the Fund pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b)	deliver to the Fund a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Fund; and

(c)	deliver to the Fund all property and documents of the Fund then in the custody of the Advisor.

14.	Change of Name. Upon termination of this Agreement by either party, whether or not in accordance with the provisions of this Agreement, the Directors shall promptly cease to conduct business under or using the name “NTS” or any derivative therof and the Fund shall use its best efforts to cause the name of the Fund to be changed to a name that does not contain “NTS” or any derivation thereof or the name of the Ad-

visor or of any Affiliate of the Advisor or any approximation or abbreviation thereof, and that is sufficiently dissimilar, in the sole discretion of the Advisor, to such names as to be unlikely to cause confusion or identification with the Advisor or any such Affiliate.

15.	Amendments. The Agreement shall not be modified or terminated except by an instrument in writing signed by both parties hereto, or their respective successors or assigns, or otherwise as provided herein.

16	Assignment. This Agreement will not be assignable without theconsent of both parties hereby except by: (i) the Advisor to a person which is an Affiliate of the Advisor or (ii) either the Advisor or the Fund to its successor-in-interest. The Advisor may delegate some or all of its duties under this Agreement to an Affiliate, including NTS.

17.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the internal laws of the State of Kentucky without giving effect to principles of conflicts of laws.

18.	Directors and Stockholders Not Liable. This Agreement is made on behalf of the Fund by an officer of the Fund, not individually but solely as such officer, and the obligations under this Agreement are not binding upon, nor shall resort be had to, the private property of any of the Directors, officers, Stockholders, employees or agents of the Fund personally, but shall bind only the Fund property.

19.	Indemnification by the Fund. The Fund shall indemnify and hold harmless the Advisor from all liability, claims, damages or loss arising in the performance of its duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any restrictions described in the Fund’s Certificate of Incorporation or By-Laws.

20.	Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Fund from contract or other liability, claims, damages or losses and related expenses including attorneys’ fees to the extent that such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, gross negligence or reckless disregard of its duties.

21.	Advisor’s Investment Representation. The Advisor shall use

its best efforts to ensure, with respect to the Fund’s investments, that: (a) an appropriate policy of title insurance is obtained with respect to any property encumbered by a lien in favor of the Fund which secures a Loan made by the Fund or any property otherwise acquired by the Fund, or that an opinion of counsel as to such title is obtained; (b) any mortgage securing any investment of the Fund shall be a valid lien upon the mortgaged property and upon foreclosure thereof would be subordinate only to such liens as are expressly set forth therein; (c) the Principal amount of any Mortgage Loan made by the Fund together with any indebtedness of senior or equal priority does not exceed 85% of the Appraised Value or the As-Built Appraised Value of the property, (as defined in the Prospectus of the Fund dated March 31, 1989), unless a majority of the Independent Directors determine that an increased amount is justified by additional credit or collateral; and (d) any property securing a Mortgage Loan forming part of the Fund’s investments is duly insured against loss or damage by fire, with extended coverage, and against such other insurable hazards and risks as are customary and appropriate in the circumstances, and shall carry out the policies from time to time as specified by the Fund with regard to the protection of the Fund’s investments.

Furthermore, the Advisor shall represent that it will use its best efforts to ensure that each proposed loan which it recommends that the Fund make to an Affiliated Borrower is on terms which are competitive with the terms the Fund could obtain if it made a loan in a similar amount to a borrower which was not an Affiliated Borrower.

22.	Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

23.	Notices. All notices, demands and other communication to be given or delivered under or by reason of the provisions of this Agreement must be in writing and will be deemed to have been given on the day established by sender as having been delivered personally; on the day delivered by private courier as such day is established by evidence obtained by the sender from the courier; on the day and at the time established by evidence obtained by the sender from a telegraph company if telegraphic means of communication are used; or on the day established by a return receipt with respect to notices, demands and other communications intended to be delivered by U.S. mail. Such notices, demands and other communications to be valid, must be addressed:

(a)	If to the Fund, to:

NTS Mortgage Income Fund 10172 Linn Station Road Louisville, Kentucky 40223 Attn: Mr. John R. Davis

with a copy to:

Shefsky, Saitlin & Froelich, Ltd. 444 North Michigan Avenue Suite 2300 Chicago, Illinois 60611 Attn: Cezar M. Froelich, Esq.

(b)	If to the Advisor, to:

NTS Advisory Corporation 10172 Linn Station Road Louisville, Kentucky Attn: Mr. Richard L. Good

with a copy to:

Shefsky, Saitlin & Froelich, Ltd. 444 North Michigan Avenue Suite 2300 Chicago, Illinois 60631 Attn: Cezar M. Froelich, Esq.

or to such other address or to the attention of such other person as recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

        IN WITNESS WHEREOF, we have executed this Agreement as of the date first above written.

NTS MORTGAGE INCOME FUND By: /s/ Richard L. Good —————————————— Name Executive Vice President —————————————— Title

NTS ADVISORY CORPORATION By: /s/ W. Donald Parr —————————————— Name Secretary/Treasurer —————————————— Title